November 26, 2001

         Dear Shareholder:

                  You are cordially invited to attend the 2001 Annual Meeting of Shareholders of American Skiing Company. This year's Annual Meeting will be held at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York at 4:00 p.m., local time, on Wednesday, January 2, 2002. We hope you are able to join us.

                  The enclosed Notice and Proxy Statement contain complete information about matters to be considered at the Annual Meeting, at which the business and operations of our Company will also be reviewed. If you plan to attend, please check the box provided on the proxy card. Only shareholders entitled to vote at the Annual Meeting and their proxies will be permitted to attend the Annual Meeting.

                  Whether or not you plan to attend, we urge you to complete, sign and return the enclosed proxy card, so that your shares will be represented and voted at the Annual Meeting.

                                           Sincerely yours,

                                           /s/ William J. Fair

                                           William J. Fair
                                           President and Chief Executive Officer

                             AMERICAN SKIING COMPANY
                                  P.O. Box 450
                                Bethel, ME 04217
                     ---------------------------------------
                  NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD JANUARY 2, 2002
                      -------------------------------------

                                                               November 26, 2001

         To our Shareholders:

                  The Annual Meeting of Shareholders of American Skiing Company, a Delaware corporation, will be held on Wednesday, January 2, 2002, at 4:00 p.m., local time, at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York:

         (1)      To elect Directors;

         (2) To ratify the appointment of Arthur Andersen, LLP as independent public accountants; and

         (3) To transact such other business as may properly come before the meeting.

                  The record date for the determination of the shareholders entitled to vote at the meeting or at any adjournment thereof is the close of business on November 2, 2001 (the "Record Date"). Only shareholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. All shareholders are cordially invited to attend the Annual Meeting.

                  A copy of the Company's Annual Report to shareholders for the fiscal year ended July 29, 2001 is enclosed.

                  A list of shareholders entitled to vote at the Annual Meeting will be open to the examination of any shareholder, for any purpose germane to the meeting, at the offices of the Company's Transfer Agent and Registrar, American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, New York 11219, during ordinary business hours for ten days prior to the Annual Meeting, as well as at the Company's executive offices at Sunday River Road, Bethel, ME 04217.

                  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED REPLY ENVELOPE. THIS WILL NOT LIMIT YOUR RIGHT TO ATTEND OR VOTE AT THE MEETING.

                                             By Order of the Board of Directors


                                             /s/ Foster A. Stewart, Jr.


                                             Foster A. Stewart, Jr.
                                             Secretary

                             AMERICAN SKIING COMPANY

                             -----------------------

                          PROXY STATEMENT FOR THE 2001
                         ANNUAL MEETING OF SHAREHOLDERS

                             -----------------------

                     SOLICITATION AND REVOCATION OF PROXIES

         The accompanying proxy, being mailed to shareholders on or about November 26, 2001, is solicited by the Board of Directors of American Skiing Company (the "Company") for use at the Annual Meeting of Shareholders (the "Meeting") to be held on Wednesday, January 2, 2002. In case the Meeting is adjourned, the proxy will be used at any adjournments thereof. If matters other than those specifically set forth in the accompanying Notice of Annual Meeting are presented at the Meeting for action, which is not currently anticipated, the proxy holders will vote the proxies in accordance with their best judgment. The mailing address of the Company is P.O. Box 450, Bethel, ME 04217.

         If a proxy is received before the Meeting, the shares represented by it will be voted in the manner directed therein by the shareholder. Shareholders may change their vote and at any time before their proxy is voted at the Meeting, by doing any one of the following:

         o sending a written notice to the Secretary of the Company at P.O. Box 450, Bethel, Maine, 04217 (notice must be received prior to the Meeting in order to be effective);

         o completing a new proxy card and sending it to American Stock Transfer & Trust Company 6201 15th Avenue, Brooklyn, New York 11219 (new proxy card must be received prior to the Meeting in order to be effective); or

         o        attending the Meeting and voting in person.

You may request a new proxy card by calling American Stock Transfer & Trust Company at 718-921-8380.

                                VOTING SECURITIES

         Holders of Common Stock of the Company as of the close of business on November 2, 2001, will be entitled to vote on all matters at the Meeting other than the election of the Class A Directors and the Series B Directors, and will be entitled to vote as a separate class to elect the Common Directors. Holders of Class A Common Stock of the Company as of the close of business on November 2, 2001 will be entitled to vote on all matters at the Meeting other than the election of Common Directors and Series B Directors. Holders of the Company's 10.5% Mandatorily Redeemable Preferred Stock (the "Series A Preferred Stock") and Series C-1 Convertible Participating Preferred Stock (the "Series C-1 Preferred Stock") as of the close of business on November 2, 2001 will be entitled to vote together with the Common Stock and Class A Common Stock, on an as-if-converted basis, on all matters at the Meeting other than the election of directors. Holders of the Company's Series B Convertible Participating Preferred Stock (the "Series B Preferred Stock") as of the close of business on November 2, 2001 will be entitled to vote as a separate class to elect the Series B Directors.

         On November 2, 2001 there were outstanding and entitled to vote 16,957,593 shares of Common Stock of the Company, 14,760,530 shares of Class A Common Stock of the Company, 36,626 shares of Series A Preferred Stock of the Company, 150,000 shares of Series B Preferred Stock of the Company and 40,000 shares of Series C-1 Preferred Stock of the Company. Pursuant to the Company's Certificate of Incorporation (the "Charter"), four directors of the Company are elected by a majority vote of the holders of Class A Common Stock, four directors of the Company are elected by a majority vote of the holders of the Series B Preferred Stock and three directors are elected by a majority vote of the holders of the Common Stock. The holders of the Series A Preferred Stock and the Series C-1 Preferred Stock do not participate in the election of directors. Each share of Common Stock and Class A Common Stock is entitled to one vote with respect to each matter to be voted on at the Meeting on which such share is entitled to vote. As to matters other than the election of directors, each share of Series A Preferred Stock and each share of Series C-1 Preferred Stock is entitled to vote as though it were converted to Common Stock at the conversion price applicable to the stock in question. On that basis, each share of Series A Preferred Stock will be entitled to approximately 88.71 votes with respect to all matters arising at the meeting, other than the election of directors, and each share of Series C-1 Preferred Stock will be entitled to approximately
816.04 votes with respect to all matters arising at the Meeting, other than the election of directors.

         The holders of a majority of outstanding shares of Common Stock, Class A Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C-1 Preferred Stock entitled to vote shall constitute a quorum for the transaction of business at the Meeting. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the Meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

         The cost of soliciting proxies in the form enclosed will be borne by the Company. In addition to the solicitation by mail, proxies may be solicited personally, or by telephone, by employees of the Company. The Company may reimburse brokers holding Common Stock in their names or in the names of their nominees for their expenses in sending proxy material to the beneficial owners of such Common Stock.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

GENERAL INFORMATION - ELECTION OF DIRECTORS

         The Charter and the bylaws of the Company provide that four directors of the Company shall be elected by the holders of the Class A Common Stock (the "Class A Directors"), four directors shall be elected by the holders of the Series B Preferred Stock (the "Series B Directors") and three directors shall be elected by the holders of the Common Stock (the "Common Directors"). All directors are elected for a one year term. Currently, the Board of Directors is comprised of ten members, four of which are Class A Directors, four of which are Series B Directors and two of which are Common Directors, with one additional Common Director position which is vacant. The Board of Directors does not intend to fill this vacancy before it completes the currently-pending financial restructuring of the Company. Until that time, the Board of Directors believes that the Company will not be able to nominate for Common Director a competent, independent business professional with adequate qualifications and record. If the restucturing is completed before the next Annual Meeting, the Board of Directors intends to exercise its authority to fill any vacancies arising at any time with new directors until the next Annual Meeting, and will fill the vacant Common Director position. As result, at the Meeting, four Class A Directors will be elected by the Class A Common Stock holders, four Series B Directors will be elected by the Series B Preferred Stock holders and three Common Directors will be elected by the Common Stock holders. The accompanying proxy cannot be voted to elect more directors than the two incumbent Common Directors listed as nominees for Common Directors in this proxy statement. Those nominees receiving the highest numbers of votes at the Meeting will be elected to the respective directorships for which they have been nominated.

         Leslie B. Otten owns all of the Class A Common Stock of the Company. Consequently, Mr. Otten has the ability to elect all of the Class A Directors. Pursuant to the stockholders' agreement entered into with Oak Hill Capital Partners, L.P. and certain related entities ("Oak Hill"), Mr. Otten has agreed to vote his Class A Common Stock so as to elect two directors appointed by Oak Hill. The incumbent Class A Directors appointed by Oak Hill are Robert J. Branson and Alexandra C. Hess. They each stand for reelection as Class A Directors.

         Oak Hill owns all of the Series B Preferred Stock of the Company and has the ability to elect all of the Series B Directors. Oak Hill has indicated that it intends to vote in favor of the election of the nominees for Class B Director listed herein.

         The persons named as proxies in the accompanying proxy, who have been designated by the Board of Directors, intend to vote, unless otherwise instructed in such proxy, FOR the election of Messrs. Hawkes and Wachter as Common Directors.

                                 RECOMMENDATION
                  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
       THAT HOLDERS OF COMMON STOCK VOTE IN FAVOR OF EACH OF THE NOMINEES.

                      INFORMATION WITH RESPECT TO NOMINEES

         Set forth below is certain information concerning each nominee for director of the Company. Each nominee is an incumbent director and is nominated for a one year term.

Nominees for Common Directors

         David B. Hawkes. Director. 57. Mr. Hawkes has been a director of the Company since his election on December 8, 1998. From 1993 to present, he has served as co-founder and consultant with Cloudhawk Management Consultants, L.L.C., a management consulting firm based in Portland, Maine. Before founding Cloudhawk in 1993, Mr. Hawkes served as a partner with KPMG Peat Marwick from 1974 to 1993, part of that time in charge of the firm's Portland, Maine tax practice. Mr. Hawkes also serves as a member of the board of directors of several private companies.

         Paul Wachter. Director. 45. Mr. Wachter has been a director of the Company since his election on December 16, 1999. From 1997 to present, Mr. Wachter has served as the founder and Chief Executive Officer of Main Street Advisors, a Santa Monica based financial advisory firm. From 1993 to 1997, Mr. Wachter was a Managing Director and Head of Schroder & Co. Incorporated's Lodging and Gaming Group, its Sports and Leisure Group, and Schroder's West Coast investment banking effort. From 1987 to 1993, Mr. Wachter worked at Kidder Peabody where he founded and was responsible for Kidder's Hotel, Resorts and Leisure Group, and managed Kidder Peabody's Los Angeles investment banking group. He began his career as an investment banker at Bear, Stearns & Co., Inc., covering the entertainment industry. From 1982 to 1985 Mr. Wachter worked at Paul, Weiss, Rifkind, Wharton and Garrison as a tax attorney.

Nominees For Class A Directors

         Gordon M. Gillies. Director. 57. Mr. Gillies has been a director of the Company since his election on February 9, 1998. From 1991 to present, Mr. Gillies has served as a member of the faculty of Hebron Academy, a private boarding-day secondary school in Maine. Prior to 1991, Mr. Gillies was a practicing attorney in the State of Maine.

         Leslie B. Otten. Director. 52. Mr. Otten has been a director of the Company since its inception in July, 1997. From 1980 to April, 2001, Mr. Otten served as President and Chief Executive Officer of the Company (or its predecessors). In 1970, Mr. Otten joined Sherburne Corporation, then the parent company of Sunday River, Killington and Mount Snow. Mr. Otten became Assistant General Manager of Sunday River in 1972 and became its General Manager in 1974. In 1980, Mr. Otten purchased Sherburne's 90% interest in Sunday River and acquired the remaining 10% interest from the minority shareholders in 1989.

         Robert J. Branson. Director. 53. Mr. Branson has been a Director of the Company since his election on December 12, 2000. Mr. Branson is affiliated with RMB Realty, Inc., an entity related to Oak Hill Capital Management, Inc., in which capacity he has served since 1989. Mr. Branson is a member of the board of directors of several private companies, and was formerly a member of the board of Keystone Property Trust.

         Alexandra C. Hess, Director. 32. Ms. Hess has been a Director of the Company since her election to the Board on December 12, 2000. From July 1999 to the present, Ms. Hess has been employed by Oak Hill Capital Management, Inc., most recently as a vice president. From September 1996 through June 1999, Ms. Hess was employed in the New York office of Mitchell Madison Group, a strategic consulting firm.

Nominees for Series B Directors

         Bradford E. Bernstein. Director. 34. Mr. Bernstein has been a director of the Company since his election on August 5, 1999. From 1999 to present, Mr. Bernstein has been a Partner at Oak Hill Capital Management, Inc., a private investment company. From 1992 to 1999, Mr. Bernstein served as a Managing Director at Oak Hill Partners, Inc. He has served or currently serves on the board of directors of several private companies.

         J. Taylor Crandall. Director. 47. Mr. Crandall has been a director of the Company since his election on August 5, 1999. Mr. Crandall has served as Vice President and Chief Financial Officer of Keystone, Inc., the principal investment vehicle of Robert M. Bass of Fort Worth, Texas since October 1996, and as Chief Operating Officer since August 1998. He has also served as President, Director and sole stockholder of Acadia MGP, Inc. (managing general partner of Acadia Investment Partners, L.P., the sole general partner of Acadia Partners, L.P. (an investment partnership)) since 1992. Mr. Crandall also serves as a director of U.S. Oncology, Broadwing, Inc., Sunterra, Inc. and Washington Mutual Inc. He also serves on the Board of Advisors of Oak Hill Capital Partners and Oak Hill Strategic Partners, L.P., both of which helped found; on the Investment Committees of Insurance Partners, L.P. and Brazos Fund, L.P., and on the Advisory Committees of Boston Ventures Limited Partnership V and B-K Capital Partners, L.P.

         Steven B. Gruber. Director. 44. Mr. Gruber has been a director of the Company since his election on August 5, 1999. From February 1999 to present, Mr. Gruber has been a Managing Partner of Oak Hill Capital Management, Inc., the manager of Oak Hill Capital Partners, L.P. From March 1992 to present he has been a Managing Director of Oak Hill Partners, Inc. From February 1994 to present, Mr. Gruber has also been an officer of Insurance Partners Advisors, L.P., an investment advisor to Insurance Partners, L.P. From October 1992 to present, he has been a Vice President of Keystone, Inc. Mr. Gruber is also a director of several private companies related to Keystone, Inc., and Oak Hill Partners, Inc.

         William S. Janes. Director. 48. Mr. Janes has been a director of the Company since his election on August 5, 1999. Mr. Janes is the President of RMB Realty, Inc., and oversees the real estate investments of Keystone, Inc., and certain entities related to Keystone. Mr. Janes has served or currently serves on numerous boards, including MeriStar Hospitality Corporation, Paragon Group, Inc. (now publicly traded as Camden Property Trust), Brazos Asset Management, Inc., and Carr Real Estate Services, Inc. He also serves on the Investment Committee of Brazos Fund, L.P.

EXECUTIVE OFFICERS

         The following table sets forth the executive officers of the Company and its primary subsidiaries as of the date hereof:

         Name/Age                                        Position

William J. Fair, 39                         Chief Executive Officer, President

Hernan R. Martinez, 49                      Senior Vice President and Chief  Operating  Officer,  American
                                            Skiing Company Resort Properties, Inc.

Mark J. Miller, 44                          Senior Vice President and Chief Financial Officer

Foster A. Stewart, Jr., 34                  Senior Vice President, General Counsel and Secretary

Peter A. Tomai, 37                          Executive  Vice  President,  American  Skiing  Company  Resort
                                Properties, Inc.


         William J. Fair, President and Chief Executive Officer. Mr. Fair joined American Skiing Company in May, 2000 as Chief Operating Officer and President - Resort Operations. In April, 2001, following the resignation of Mr. Otten, Mr. Fair was promoted to the position of President and Chief Executive Officer. Prior to joining the Company, Mr. Fair was employed as president of Universal Studios' Port Aventura theme park in Tarragona, Spain from 1998 to April, 2000. Mr. Fair served as senior vice president for business operations at Universal Creative, a division of Universal Studios, Inc. from 1997 to 1998. Between 1992 and 1997, Mr. Fair was employed by Walt Disney Co. in multiple capacities including director of finance and business planning for Disney Development Company.

         Hernan R. Martinez, Senior Vice President and Chief Operating Officer, American Skiing Company Resort Properties, Inc. Mr. Martinez joined American Skiing Company in July, 2000. From 1996 to April, 2000 Mr. Martinez served as a managing director of Tishman-Speyer Properties of New York, an international real estate development company. Between 1994 and 1996, Mr. Martinez was chief executive officer of another commercial real estate development company, Del Plata Properties of Buenos Aires, Argentina.

         Mark J. Miller, Senior Vice President, Chief Financial Officer. Mr. Miller joined American Skiing Company in December, 1998. Prior to that time, Mr. Miller served in several positions with Showboat, Inc., and its subsidiaries, including Executive Vice President - Financial Administration from November 1997 until May 1998, and as Executive Vice President of Operations from July 1994 through November 1997. Mr. Miller served as President and CEO of Atlantic City Showboat, Inc. (a subsidiary of Showboat), as well as other positions with that company, between 1985 and 1995.

         Foster A. Stewart, Jr., Senior Vice President, General Counsel and Secretary. Mr. Stewart joined American Skiing Company in January, 1998, as Vice President and Assistant General Counsel. He was became General Counsel to the Company in April, 1999, and was promoted to Senior Vice President, General Counsel and Secretary in April, 2001. From September, 1992 to January, 1998, Mr. Stewart was an associate in the Portland, Maine law firm of Pierce Atwood, where his practice focused on commercial law.

         Peter A. Tomai, Executive Vice President, American Skiing Company Resort Properties, Inc. Mr. Tomai joined the Company in November 2000 as Senior Vice President of American Skiing Company Resort Properties, Inc. In June 2001, Mr. Tomai was promoted to Executive Vice President-Operations for ASCRP. From 1998 to October 2000, Mr. Tomai served as the President of The Aspen Group, a privately held real estate development company. From 1996 to 1998, Mr. Tomai served as Vice President of Aspen Construction, Inc. Prior to his tenure with Aspen Construction, Mr. Tomai held positions including Assistant Treasurer of National Westminster Bank USA in New York, New York, and Vice President of Aspen Construction, Inc.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

         The following table provides information concerning compensation paid by the Company to Leslie B. Otten, Chief Executive Officer of the Company until his resignation in April, 2000, William J. Fair, Chief Executive Officer of the Company since April, 2001, and the other four highest paid executive officers of the Company whose compensation was at least $100,000 for Fiscal 2001 (collectively, the "Named Executive Officers").


                           SUMMARY COMPENSATION TABLE


------------------------------ -------- ----------------------------------------- --------------------------------------
 Name and Principal Position   Fiscal             Annual Compensation                      Long-Term Compensation
                                Year
                                           Salary         Bonus      Other annual        Securities        All other
                                                                     compensation        underlying      Compensation
                                                                                        Options/SARs
--------------------------- -- -------- ------------- -------------- -------------- -- ---------------- ----------------

Leslie B. Otten                 2001    $269,230.85       $---           $--              900,000        $130,769.27(5)
Former Chairman and Chief       2000    $407,692.43   $23,649.56(2)      $--                  0              ---
Executive Officer               1999    $392,308.00       $--         $15,000.00(1)       175,000            ---

Hernan R. Martinez(8)           2001    $300,000.00       $---           $---                 0              ---
Chief Operating Officer         2000    $23,076.92        $---           $---             400,000            ---
American Skiing Company         1999        N/A            N/A            N/A                N/A             N/A
Resort Properties, Inc.


William J. Fair(6)              2001    $300,000.00   $69,518.00(7)   $ 5,473.76(3)         ---              ---
President and                   2000    $57,692.30    $75,000.00(2)      $---             400,000            ---
Chief Executive Officer         1999        N/A            N/A            N/A                N/A             N/A

Mark J. Miller(9)
Chief Financial Officer         2001    $300,000.00   $69,518.00(7)      $---               ---              ---
Senior Vice President           2000    $277,885.30   $ 7,390.50(2)      $---             175,000            ---
                                1999    $153,846.40   $45,000.00         $---             100,000            ---


Allen Wilson                    2001    $240,760.00   $14,900.00(7)      $---               ---              ---
President and Managing          2000    $245,390.00        $--           $---             100,000            ---
Director                        1999    $236,130.00        $--           $---               7,000            ---
Killington Resort

Blaise Carrig                   2001    $274,999.94        $--        $33,600.00(4)         ---              ---
President and Managing          2000    $284,538.38   $50,000.00      $29,167.56(4)       100,000            ---
Director, The Canyons           1999    $209,999.92        $--        $45,881.52(4)        11,000            ---



(1) Represents fees paid to such employee for attendance at meetings of the Board of Directors of the Company.
(2)      Represents bonus for Fiscal 2000, paid in Fiscal 2001.
(3)      Represents vehicle allocation.
(4)      Represents vehicle and housing allocations.
(5)      Represents severance payment.
(6) Mr. Fair became an employee of the Company in May, 2000, and consequently did not receive any compensation during the Company's 1999 fiscal year.
(7)      Represents bonus for fiscal 2001, paid in fiscal 2002.
(8) Mr. Martinez became an employee of the Company in July, 2000, and consequently did not receive any compensation during the Company's 1999 fiscal year.
(9) Mr. Miller became an employee of the Company in December, 1998, and consequently his fiscal 1999 salary shown here reflects the salary he received in the portion of such fiscal year during which he was employed by the Company, rather than his annual rate of salary for such fiscal year.

The following table sets forth information concerning individual grants of stock options made under the Company's Stock Option Plan during Fiscal 2001 for services rendered by each of the Named Executive Officers.

-----------------------------------------------------------------------------------------------------------------------------
Options Granted During Fiscal 2001
                                                                          Potential realizable value as assumed
                                                                          annual rates of stock price
                                                                          appreciation for option term (1)
                         Individual    Grants                             ---------------------------------------------------
                         NUMBER OF          % OF TOTAL
                        SECURITIES          OPTIONS/SARS
                        UNDERLYING           GRANTED TO        EXERCISE
                       OPTIONS/SARS        EMPLOYEES DURING    OR BASE      EXPIRATION
     NAME                GRANTED (#)         FISCAL 2000      PRICE ($/SH)     DATE                 5% ($)           10% ($)
-----------------------------------------------------------------------------------------------------------------------------


Leslie B.              400,000(2)              73%              $2.27      August 1, 2010           $571,036       $1,447,118
Otten                  250,000(3)                               $2.50      October 2, 2010          $393,059         $996,089
                       250,000(3)                               $4.00      October 2, 2010          $628,895       $1,593,742

William J. Fair            0                    0%               N/A            N/A                    $0               $0


Hernan R. Martinez         0                    0%               N/A            N/A                    $0               $0

Mark J. Miller             0                    0%               N/A            N/A                    $0               $0

Allen Wilson               0                    0%               N/A            N/A                    $0               $0

Blaise Carrig              0                    0%               N/A            N/A                    $0               $0



-----------------------------------------------------------------------------------------------------------------------------


(1) The potential realizable value uses the hypothetical rates specified by the Securities and Exchange Commission and is not intended to forecast future appreciation, if any, of the Company's Common Stock price.

(2) These options vest according to the following schedule: 40% vested on the grant date, and 20% vested on each anniversary of the grant date thereafter.

(3)      These options were fully vested as of the grant date.

                     Aggregated Options/SAR Exercises During
                      Fiscal Year Ended July 29, 2001, and
                      Option/SAR Values as of July 29, 2001

     The following table sets forth information concerning each exercise of stock options during Fiscal 2001 by each of the Named Executive Officers and the value of unexercised options at July 29, 2001.


-------------------------------------------------------------------------------------------------------------------------
          NAME              SHARES ACQUIRED  VALUE REALIZED       NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                            ON EXERCISE (#)        ($)           UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS/SARS
                                                                      OPTIONS/SARS          (Exercisable/Unexercisable)(1)
                                                              (Exercisable/Unexercisable)
-------------------------------------------------------------------------------------------------------------------------

Leslie B. Otten                  N/A              N/A                 660,000/---                    $ ---/---

William J. Fair                  N/A              N/A               250,000/150,000                  $ ---/---

Mark J. Miller                   N/A              N/A               120,500/154,500                  $ ---/---

Allen Wilson                     N/A              N/A                54,896/92,224                   $ ---/---

Blaise Carrig                    N/A              N/A                69,830/81,290                   $ ---/---

Hernan R. Martinez               N/A              N/A               100,000/300,000                  $ ---/---
-------------------------------------------------------------------------------------------------------------------------


(1) The "Value of Unexercised In-the-Money Options/SARs at July 29, 2001" was calculated by determining the difference between the closing price on the New York Stock Exchange of the underlying Common Stock at July 27, 2001, of $1.02 and the exercise price of the option. An option is "In-the-Money" when the fair market value of the underlying Common Stock exceeds the exercise price of the option.

                              Employment Agreements

         The Company has entered into employment agreements with several of its key executive officers.

William J. Fair

         On May 17, 2000, American Skiing entered into an employment agreement with William J. Fair for a term of three years. Mr. Fair is employed as the President and Chief Executive Officer of American Skiing Company. The parties may extend Mr. Fair's employment agreement by mutual written agreement on or prior to May 17, 2002. Some material terms of Mr. Fair's employment agreement are as follows:

         Mr. Fair will receive a base salary of $300,000 per year. The compensation committee may award Mr. Fair an annual bonus of up to 70% of his base salary in accordance with the provisions of the Company's bonus plan. Mr. Fair received a signing bonus in the amount of $75,000 on May 17, 2000. The Company also granted Mr. Fair incentive stock options for 400,000 shares of American Skiing common stock, at an exercise price of $2.00 per share, subject to the vesting and forfeiture conditions.

         Mr. Fair will be entitled to severance if his employment is terminated as a result of any of the following circumstances:

    - Mr. Fair's disability;

    - the Company's termination of Mr. Fair's employment without cause; or

    - Mr. Fair's termination of his own employment for specified reasons set forth in his employment agreement.

         Mr. Fair's severance under these circumstances would be an amount equal to his base salary to the end of the term of employment, but in no event less than one year's base salary. The severance is payable in accordance with the the Company's ordinary payroll practices. In the event Mr. Fair's employment is terminated by Mr. Fair for specified reasons set forth in the employment agreement or by the Company without cause within one year following, or in connection with, a change in control of the Company, Mr. Fair is entitled to receive an amount equal to 200% percent of his then current annual base salary in a lump sum within ten days of the termination of his employment.

         Mr. Fair's employment agreement also provides that during the term of the agreement and for a period of one year after the term, he will not have an ownership interest in, manage or control ski resorts throughout North America and will not solicit American Skiing employees to leave American Skiing, or interfere with or disrupt any contractual relationships between American Skiing and any third party. Mr. Fair also agrees not to disclose confidential information.

Hernan R. Martinez

         On April 28, 2000, American Skiing and Hernan Martinez agreed to the terms of his employment. Mr. Martinez is employed as the Chief Operating Officer of American Skiing Company Resort Properties, Inc. and a Senior Vice President of American Skiing Company. Mr. Martinez is employed at will.

         Mr. Martinez receives a base salary of $300,000 per year, paid weekly. Mr. Martinez may be awarded an annual bonus of up to 70% of his base salary in accordance with the provisions of American Skiing's bonus plan. In accordance with the terms of his employment agreement, American Skiing granted Mr. Martinez incentive stock options for 400,000 shares of American Skiing common stock, subject to a four year vesting schedule.

         During the first three years of employment, in the event Mr. Martinez is involuntarily terminated by American Skiing without cause or as a result of a change in control of American Skiing, Mr. Martinez will receive severance in an amount equal to one year's base salary.

Mark J. Miller

         Mr. Miller and the Company have entered into an employment agreement pursuant to which Mr. Miller is entitled to: (i) a base salary equal to $300,000 per annum, (ii) a bonus of up to 50% of base salary per annum, dependant upon the attainment of certain earnings levels by the Company, (iii) a severance benefit equal to one year's base salary plus one year's bonus in the event of termination of employment for any reason other than a change in control of the Company and (iv) upon termination of employment for any reason within one year following a change in control of the Company (defined as a reduction in Mr. Otten's ownership of the Company below 20%), a severance benefit equal to two years' base salary and bonus, which benefit is currently equal to $900,000.

Blaise Carrig

         Mr. Carrig is the President and Managing Director of ASC Utah, a subsidiary of the Company and the entity which operates The Canyons resort. Mr. Carrig and the Company have entered into an employment agreement pursuant to which Mr. Carrig is entitled to: (i) a base salary equal to $275,000 per annum,
(ii) an annual bonus of up to 20% of base salary, dependant upon the satisfaction of certain revenue goals of the Company, and (iii) a severance benefit equal to one year's base salary in the event of termination of employment by the Company without cause.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee of the Board of Directors (the "Compensation Committee") is comprised of Messrs. Bernstein, Wachter and Otten. Mr. Otten served as the Company's Chairman and Chief Executive Officer from its inception to April, 2001. In addition, Compensation Committee members were involved in the following related party transactions during the Company's recently completed fiscal year:

         On March 28, 2001, Mr. Otten resigned as the Company's Chairman and Chief Executive Officer. Mr. Otten is still a major shareholder in the Company and is a member of the Company's Board of Directors. As part of his separation agreement, the Company will continue to pay Mr. Otten and his executive assistant their salary and medical benefits for two years. In addition, the Company has granted Mr. Otten the use of Company office space for up to two years and the Company also transferred ownership of one of its vehicles to Mr. Otten at no charge.

         Mr. Wachter is the founder and Chief Executive Officer of Main Street Advisors. Main Street Advisors, through Mr. Wachter, is currently acting as one of the Company's investment bankers in connection with the marketing of the Steamboat ski resort for sale. Main Street Advisors is entitled to a percentage-based fee in the event of the sale of the Steamboat ski resort or any other significant asset of the Company, other than the Sugarbush resort and certain undeveloped real estate properties.

                        REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee is responsible for establishing and administering the Company's executive compensation programs and determining awards under the Company's 1997 Stock Option Plan.

         The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                             Compensation Philosophy

         The Compensation Committee's compensation philosophy is designed to support the Company's primary objective of creating long term value for shareholders. The Compensation Committee follows a three-pronged compensation strategy applicable to the Company's executive officers and other key employees, including the Chief Executive Officer ("CEO"), whereby such employees are compensated through three separate but related compensation schemes:

         First, each such employee receives a base salary consistent with his or her core responsibilities;

                    Second, a short term bonus, generally determined annually, is established to provide reward and incentive for shorter term productivity; and

                    Third, stock options are awarded under the Company's 1997 Stock Option Plan to provide a longer term incentive and reward longer term Company loyalty and performance.

         This strategy is intended to: (i) attract and retain talented executives; (ii) emphasize pay for performance; and (iii) encourage management stock ownership.

         The Internal Revenue Code imposes a limitation on the deduction for certain executive officers' compensation unless certain requirements are met. The Compensation Committee has carefully considered the impact of these tax laws and has taken certain actions intended to preserve the Company's tax deduction with respect to any affected compensation. The Company's 1997 Stock Option Plan qualifies for tax deductibility. The following are descriptions of the Company compensation programs for executive officers, including the CEO.

                                   Base Salary

         The Company generally establishes base salary ranges by considering compensation levels in similarly sized companies in the resort/leisure/hospitality industry and the real estate development industry. The base salary and performance of each executive officer is reviewed periodically (at least annually) by his or her immediate supervisor (or the Compensation Committee, in the case of the CEO) resulting in salary actions as appropriate. An employee's level of responsibility is the primary factor used in determining base salary. Individual performance and industry information are also considered in determining any salary adjustment. The Compensation Committee reviews and approves all executive officer salary adjustments as recommended by the CEO. The Compensation Committee reviews the performance of the CEO and establishes his base salary.

                                   Bonus Plan

         The Company has established an incentive compensation plan for certain employees of the Company, which is designed to provide rewards for shorter term productivity by key employees. The bonus plan is generally directed at key members of the management team, and currently includes approximately 200 employees. The plan provides for payment of cash bonuses if certain levels of resort and company-wide earnings are met.

                                Stock Option Plan

         The Company's 1997 Stock Option Plan is designed to align management interests with those of shareholders. In furtherance of this objective, the level of stock option grants for executive officers is determined by the Compensation Committee each year, typically in consultation with the CEO, except with respect to the CEO himself. Awards for all employees (including all executive officers) are determined by giving equal consideration to base salary, level of responsibility and industry long-term compensation information.

                                                     Compensation Committee

                                                     /s/ Bradford E. Bernstein
                                                     /s/ Leslie B. Otten
                                                     /s/ Paul Wachter

                            REPORT OF AUDIT COMMITTEE

         The report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

         The Audit Committee of the Board of Directors (the "Audit Committee") is comprised of Messrs. Hawkes, Bernstein and Gillies. Mr. Hawkes and Mr. Gillies qualify as independent members of the Audit Committee under New York Stock Exchange ("NYSE") rules. Due to his position as a partner in Oak Hill Capital Management, Inc., Mr. Bernstein does not qualify as an independent member of the Audit Committee under NYSE rules. Mr. Bernstein was approved by the Board of Directors as a non-independent member of the Audit Committee following a determination by the Board that Mr. Bernstein's relationship with Oak Hill would not interfere with his exercise of independence from management and the Company.

         The Audit Committee is primarily responsible for the effectiveness of the Company's accounting policies and practices, financial reporting and internal controls. The Audit Committee Charter was adopted by the Board of Directors in December, 1999. Pursuant to its Charter, the Audit Committee is authorized to: establish and review the activities of the independent auditors and the internal auditors; review and approve the format of the financial statements to be included in the annual report to the shareholders; review recommendations of the independent auditors and responses of management; review and discuss the Company's financial reporting, loss exposures and asset control with the auditors and management; monitor the Company's program for compliance with policies on business ethics; annually obtain from the independent auditors a written delineation of their relationships and professional services and take, or recommend that the Board take, appropriate action to ensure the continuing independence of the auditors; review with the independent auditors and the Company's financial and accounting personnel the adequacy and effectiveness of the Company's accounting and financial controls; review quarterly and annual financial statements of the Company to determine that the independent auditors do not take exception to the disclosure and content of the quarterly financial statements, and that they are satisfied with the disclosure and content of the annual financial statements; inquire about significant risks and exposures to the Company and assess steps to minimize such risks; review with financial management of the Company and the independent auditors the results of their timely analysis of significant financial reporting issues and practices; review legal and regulatory matters that may have a material effect on the financial statements or Company compliance policies; review any transactions among the Company, its subsidiaries and their employees or affiliates; receive reports from the Company's compliance officer regarding related party transactions and compliance with corporate policies; and direct and supervise any special investigations the Committee deems necessary. The Audit Committee held three meetings during the Company's 2001 fiscal year.

         In conjunction with its activities during the Company's 2001 fiscal year, the Audit Committee has reviewed and discussed the Company's audited financial statements with management of the Company. The members of the Audit Committee have also discussed with the Company's independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380). The Audit Committee has received from the Company's independent accountants the written disclosures and the letter required by Independence Standards Board Standard No. 1, and has discussed with the independent accountants the independent accountants' independence from the Company, and has considered the compatibility of non-audit services with the auditor's independence.

Fees paid to the Company's independent auditors' firm for fiscal 2001 were comprised of the following:

         Aggregate Audit Fees (for annual and quarterly reviews)       $418,100
         Aggregate audit-related services                              $502,600
         Aggregate other services, including tax                         $80,700

         Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company's Annual Report on Form 10-K for the Company's fiscal year ended July 29, 2001.

                                                     Audit Committee

                                                     /s/ David B. Hawkes
                                                     /s/ Bradford E. Bernstein
                                                     /s/ Gordon M. Gillies


                                PERFORMANCE GRAPH

         The following table compares the performance of the Company's Common Stock to the Russell 2000 and the Company's Peer Group Index*.


                  SKI            Russell 2000     Peer Group
    11/6/97      1.00              1.00             1.00
    1/23/98      0.84              0.96             0.97
    4/24/98      0.91              1.08             1.18
    7/24/98      0.74              0.99             1.17
   10/23/98      0.41              0.83             0.85
    1/22/99      0.32              0.95             1.00
    4/23/99      0.18              0.97             1.07
    7/22/99      0.29              1.02             1.12
   10/22/99      0.27              0.95             0.90
    1/28/00      0.15              1.14             0.86
    4/28/00      0.12              1.14             0.78
    7/28/00      0.14              1.11             0.73
   10/27/00      0.12              1.08             0.74
    1/26/01      0.10              1.13             0.86
    4/27/01      0.09              1.09             0.86
    7/27/01      0.06              1.10             0.83

         *The Company's peer group index performance is weighted according to market capitalization.

         The total shareholder return assumes that $100 is invested at the beginning of the period in the Common Stock of the Company, The Russell 2000, and the Company's peer group. The Company's peer group, as selected by the Company, is comprised of Vail Resorts, Inc., Intrawest Corp., Boca Resorts, Premier Parks, Inc., and Cedar Fair, L.P. The Company has selected this peer group because these companies operate in the Resort/Leisure/Hospitality sector or the Resort Real Estate Development sector. The Company included The Russell 2000 in the graph because the Company is included in such index and because there is no industry index for the Company's business. Total shareholder return is weighted according to market capitalization; therefore companies with a larger market capitalization have a greater impact on the peer group index results. Historical stock performance during this period may not be indicative of future stock performance.

                  SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

         Set forth in the following table is the beneficial ownership of Common Stock, Class A Common Stock and Series C-1 Preferred Stock, as of November 1, 2001, for all Directors and executive officers of the Company and all Directors and executive officers as a group. No Director or executive officer owns more than 1% of the outstanding shares of Common Stock (including exercisable options), with the exception of Mr. Otten, who owns approximately 8.65% of the total outstanding shares of Common Stock (including exercisable options) and all of the outstanding shares of Class A Common Stock,. All Directors and executive officers as a group own approximately 24.66% of the total outstanding shares of voting stock (including exercisable options). No Director or executive officer, other than Mr. Otten, owns any Class A Common Stock. No Director or executive officers could be deemed to beneficially own any Series C-1 Preferred Stock. No Director or executive officer owns any Series A Preferred Stock or Series D Preferred Stock. The Company's Series C-2 Preferred Stock is non-voting and is not included in the following table. All of the holders of the Company's Series B Preferred Stock have contractually agreed with the Company not to exercise their right to vote those shares, and accordingly such shares have been excluded from the following table.


   ---------------------------------------------------------------------------------------------------------------
                                                                                                          Total All
                                                                                         Series C-1        Voting
                                                Common Stock(2)     Class A Common Stock Preferred Stock  Stock(3)
                                                ------------        -------------------- ----------       -----
   Directors and Executive Officers(1)          Shares         %      Shares       %      Shares    %       %
   ---------------------------------------------------------------------------------------------------------------

   William J. Fair (4)                          250,000      1.45%       -         -        -       -       *
   Mark J. Miller(4)                            152,500        *         -         -        -       -       *
   Hernan R. Martinez(4)                        100,000        *         -         -        -       -       *
   Blaise Carrig(4)                              80,054        *         -         -        -       -       *
   Allen Wilson(4)                               64,320        *         -         -        -       -       *

   Bradford E. Bernstein                         -(5)          -         -         -        -       -       -
   Robert J. Branson(6)                           11,000       *         -         -        -       -       *
   J. Taylor Crandall                            -(7)          -         -         -        -       -       -
   David B. Hawkes(8)                             17,500       *         -         -        -       -       *
   Alexandra C. Hess                             -(9)          -         -         -        -       -       -
   Gordon M. Gillies(10)                          20,000       *         -         -        -       -       *
   Steven B. Gruber                              -(11)         -         -         -        -       -       -
   William Janes                                 -(12)         -         -         -        -       -       -
   Leslie B. Otten(13)                         1,523,333     8.65%   14,760,530  100.00%    -       -      23.85%
   Paul Wachter(14)                               30,000       *         -         -        -       -       *

   Directors and Executive Officers as a          2,248,707  12.26%  14,760,530  100.00%    -       -      24.66%
   group(15)
   ---------------------------------------------------------------------------------------------------------------

 *   Less than one percent

1. The executive officers in this table are Messrs. Fair, Martinez, Miller, Carrig and Wilson.

2. In computing the number of shares of Common Stock beneficially owned by a person, shares of Common Stock subject to options and warrants held by that person that are currently exercisable or that become exercisable within 60 days of November 2, 2001 are deemed outstanding. For purposes of computing the percentage of outstanding shares of Common Stock beneficially owned by such person, such shares of stock subject to options or warrants that are currently exercisable or that become exercisable within 60 days of November 2, 2001 are deemed to be outstanding for such person but are not deemed to be outstanding for purposes of computing the ownership percentage of any other person.

3. Including shares of Series A Preferred Stock not held by any of the Directors or executive officers of the Company.

4. All shares of Common Stock beneficially owned by such person are issuable under exercisable options granted under the Company's 1997 Stock Option Plan.

5. Does not include 65,000 shares of Common Stock issuable under exercisable options granted to Oak Hill Capital Management, Inc., under American Skiing's 1997 Stock Option Plan. Mr. Bernstein, a Director of the Company, is a limited partner of certain Oak Hill entities. Mr. Bernstein disclaims beneficial ownership of the 65,000 shares of Common Stock referred to above, except to the extent of his pecuniary interest therein.

6. Includes 5,000 shares of Common Stock issuable under exercisable options granted under the Company's 1997 Stock Option Plan and 6,000 shares of Common Stock held by The Branson Family LLC, which Mr. Branson is the managing member of, but as to which Mr. Branson disclaims beneficial ownership.

7. Does not include 65,000 shares of Common Stock issuable under exercisable options granted to Oak Hill Capital Management, Inc., under the Company's 1997 Stock Option Plan. Mr. Crandall, a Director of the Company, is a Vice President of Oak Hill Capital Management, Inc., and a Manager and Vice President of OHCP MGP, LLC (the general partner of the general partner of Oak Hill Capital Partners, L.P. and Oak Hill Capital Management Partners, L.P.) and a limited partner of certain other Oak Hill entities. Mr. Crandall disclaims beneficial ownership of the 65,000 shares of Common Stock referred to above, except to the extent of his pecuniary interest therein.

8. All shares of Common Stock beneficially owned by such person are issuable under exercisable options granted under the Company's 1997 Stock Option Plan.

9. Does not include 65,000 shares of Common Stock issuable under exercisable options granted to Oak Hill Capital Management, Inc., under the Company's 1997 Stock Option Plan. Ms. Hess, a Director of the Company, is an limited partner in certain other Oak Hill entities. Ms. Hess disclaims beneficial ownership of the 65,000 shares of Common Stock referred to above, except to the extent of her pecuniary interest therein.

10. All shares of Common Stock beneficially owned by such person are issuable under exercisable options granted under the Company's 1997 Stock Option Plan.

11. Does not include 65,000 shares of Common Stock issuable under exercisable options granted to Oak Hill Capital Management, Inc., under the Company's 1997 Stock Option Plan. Mr. Gruber, a Director of the Company, is a Vice President of Oak Hill Capital Management, Inc., and a Manager and Vice President of OHCP MGP, LLC (the general partner of the general partner of Oak Hill Capital Partners, L.P. and Oak Hill Capital Management Partners, L.P.) and a limited partner of certain other Oak Hill entities. Mr. Gruber disclaims beneficial ownership of the 65,000 shares of Common Stock referred to above, except to the extent of his pecuniary interest therein.

12. Does not include 65,000 shares of Common Stock issuable under exercisable options granted to Oak Hill Capital Management, Inc., under the Company's 1997 Stock Option Plan. Mr. Janes, a Director of the Company, is a limited partner of certain other Oak Hill entities. Mr. Janes disclaims beneficial ownership of the 65,000 shares of Common Stock referred to above, except to the extent of his pecuniary interest therein.

13. Includes 660,000 shares of Common Stock issuable under exercisable options granted under the Company's 1997 Stock Option Plan. Also includes 30,000 shares of Common Stock owned by Albert Otten Trust f.b.o. Mildred Otten, as to which Mr. Otten is trustee and co-beneficiary. Does not include 20,510 shares of Common Stock issuable under exercisable options granted under the Company's 1997 Stock Option Plan to Mr. Otten's spouse, Christine Otten, as to which Mr. Otten disclaims beneficial ownership. As of November 2, 2001, all of Mr. Otten's shares of Common Stock and Class A Common Stock were pledged to secure a margin loan from ING U.S. Capital LLC, the proceeds of which were used by Mr. Otten to purchase approximately 833,333 shares of Common Stock in the initial public offering on November 6, 1997.

14. Includes 17,500 shares of common stock issuable under exercisable options granted under the Company's 1997 Stock Option Plan to Mr. Wachter, and 12,500 shares of common stock issuable under exercisable options granted under the Company's 1997 Stock Option Plan to Main Street Advisors, Inc., in which Mr. Wachter is a principal.

15. Includes 1,379,374 shares of common stock issuable under exercisable options granted under the Company's 1997 Stock Option Plan.


                     INFORMATION AS TO CERTAIN STOCKHOLDERS

    Set forth below is certain information with respect to the only persons known to the Company who owned beneficially more than 5% of any class of the Company's voting securities as of October 31, 2001.




---------------------------------------------------------------------------------------------------------------------------
                                                          Class A             Series A         Series B & C1
                                    Common Stock         Common Stock       Preferred Stock   Preferred Stock     % of All
                                 Beneficially Owned   Beneficially Owned     Beneficially      Beneficially     Voting Stock
                                                                                Owned             Owned        Beneficially
                                                                                                                   Owned
                                              % of               % of                % of                % of
Five Percent Shareholders          Shares    Class    Shares     Class     Shares    Class    Shares     Class
---------------------------------------------------------------------------------------------------------------------------

Oak Hill Capital Partners, L.P.(6) 879,133(1)  5.18%    --         --         --      --    B-131,870(1) 87.79%    43.74%
     201 Main Street                                                                        C1-35,165(1) 87.79%
     Fort Worth, Texas 76102
Oak Hill Capital Management         22,200(2)   *       --         --         --      --    B-3,330(2)    2.22%     1.10%
Partners, L.P. (6)                                                                          C1-888(2)     2.22%
     201 Main Street
     Fort Worth, Texas 76102
Oak Hill Securities Fund, L.P. (6)  49,334(3)   *       --         --         --      --    B-7,400(3)    4.99%     2.46%
     201 Main Street                                                                        C1-1,974(3)   4.99%
     Fort Worth, Texas 76102
Oak Hill Securities Fund II,        49,333(4)   *       --         --         --      --    B-7,400(4)    4.99%     2.46%
L.P. (6)                                                                                    C1-1,973(4)   4.99%
     201 Main Street
     Fort Worth, Texas 76102
OHCP Ski, L.P. (6)                 13,333(5)    *       --         --         --      --    B-2,000(5)    1.33%     0.66%
     201 Main Street                                                                        C1-533(5)     1.33%
     Fort Worth, Texas 76102
Leslie B. Otten                 1,534,333(7)  8.65%   14,760,530  100%        --      --       --          --      23.85%
     P.O. Box 547
     Bethel, ME 04217

Madeleine LLC                   1,352,800     7.98%     --         --      36,626(8) 100%      --          --       6.81%
     C/o Cerberus
     450 Park Avenue
     New York, NY 10022
State of Wisconsin Investment
Board                           3,018,000    17.80%     --         --         --      --       --          --       4.46%
     P.O. Box 7842
     Madison, WI 53707
---------------------------------------------------------------------------------------------------------------------------
*        Less than one percent

1. Includes 13,333 shares of Common Stock, 2,000 shares of Series B Preferred Stock and 533 shares of Series C-1 Preferred Stock held directly by OHCP Ski, L.P., as Oak Hill Capital Partners, L.P. is the general general partner of OHCP Ski, L.P. However, Oak Hill Capital Partners, L.P. disclaims such beneficial ownership. Each of OHCP MGP, LLC, the general partner of OHCP GenPar, L.P., and OHCP GenPar, L.P., the general partner of Oak Hill Capital Partners, L.P. may be deemed beneficial owner of the shares of capital stock of the Company reported herein. Each such entity disclaims beneficial ownership of these shares in excess of its direct and/ or indirect pecuniary interest in such shares.

2. Each of OHCP MGP, LLC, the general partner of OHCP GenPar, L.P., and OHCP GenPar, L.P. may be deemed beneficial owner of the shares of capital stock of the Company reported herein. Each such entity disclaims beneficial ownership of these shares in excess of its direct and/ or indirect pecuniary interest in such shares.

3. Each of Glenn R. August, the controlling stockholder of Oak Hill Securities MGP, Inc., Oak Hill Securities MGP, Inc., the general partner of Oak Hill Securities GenPar, L.P. and Oak Hill Securities GenPar, L.P., the general partner of Oak Hill Securities Fund, L.P. may be deemed beneficial owner of the shares of capital stock of the Company reported herein. Each such entity disclaims beneficial ownership of these shares in excess of its direct and/ or indirect pecuniary interest in such shares.



4. Each of Glenn R. August, the controlling stockholder of Oak Hill Securities MGP II, Inc., Oak Hill Securities MGP II, Inc., the general partner of Oak Hill Securities GenPar II, L.P. and Oak Hill Securities GenPar II, L.P., the general partner of Oak Hill Securities Fund II, L.P. may be deemed beneficial owner of the shares of capital stock of the Company reported herein. Each such entity disclaims beneficial ownership of these shares in excess of its direct and/ or indirect pecuniary interest in such shares.

5. Each of OHCP MGP, LLC, the general partner of OHCP GenPar, L.P., OHCP GenPar, L.P., the general partner of Oak Hill Capital Partners, L.P., the general partner of OHCP Ski, L.P., may be deemed beneficial owner of the shares of capital stock of the Company reported herein. Each such entity disclaims beneficial ownership of these shares in excess of its direct and/ or indirect pecuniary interest in such shares

6. Each entity referred to in footnotes 1 to 5 included, as well as Oak Hill Capital Management, Inc., which directly holds options to purchase 65,000 shares of Common Stock of the Company may be deemed to be a member of a "group" for purposes of Section 13(d) of the Exchange Act. However, each such entity disclaims such group membership as well as the beneficial ownership of the shares owned by any other entity in excess of such entity's direct or indirect pecuniary interest in such shares. Together the Oak Hill entities beneficially own 100% of the Series B Preferred Stock and the Series C-1 Preferred Stock as well as 49.81% of the outstanding voting stock of the Company.


7. Includes 660,000 shares of Common Stock issuable under exercisable options granted under the Company's 1997 Stock Option Plan. Also includes 30,000 shares of Common Stock owned by Albert Otten Trust f.b.o. Mildred Otten, as to which Mr. Otten is trustee and co-beneficiary. Does not include 20,510 shares of Common Stock issuable under exercisable options granted under the Company's 1997 Stock Option Plan to Mr. Otten's spouse, Christine Otten, as to which Mr. Otten disclaims beneficial ownership.

8. Together with accrued and unpaid dividends through October 31, 2001, the Series A Preferred Stock is convertible into 3,249,059 shares of Common Stock.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the NYSE. Such officers, directors and shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis for the fiscal year ended July 29, 2001.

                BOARD OF DIRECTORS' MEETINGS, COMMITTEES AND FEES

         The Board of Directors of the Company held a total of ten meetings during Fiscal 2001, three of which were held in person and seven of which were telephonic meetings. The Board of Directors has an Audit Committee, a Nominating Committee, a Compensation Committee and an Executive Committee. For certain related party transactions, the Board has also constituted a Special Committee of its independent members.

         The Compensation Committee is authorized and directed to: (i) review and report to the Board on the Company's programs for attracting, retaining and promoting executives, and for developing future senior management; (ii) review and make recommendations to the Board regarding compensation for the chief executive officer and other inside directors; (iii) review and approve performance targets, participation and level of awards for long-term incentive award plans; (iv) review, approve and report to the Board concerning administration of compensation programs; and (v) administer any stock option plans which may be adopted and the granting of options under such plans. The current members of the Compensation Committee are Messrs. Otten, Wachter and Bernstein. The Compensation Committee held two meetings in Fiscal 2001.

         The Nominating Committee is authorized and directed to screen, on behalf of the Board, candidates for election to the Board for regularly scheduled elections or to fill vacancies on the Board. The Board is ultimately responsible for nominating new members and filling vacancies. In addition, the Nominating Committee annually reviews employment and other relationships of directors to assure that there is no current relationship between any non-employee director and the Company that would comprise the independence of any director. The members of the Nominating Committee are Messrs. Otten and Gruber. Shareholder nominees for Board of Directors positions are considered by the Nominating Committee. Nominees for the next annual meeting should be addressed to the Nominating Committee c/o Foster A. Stewart, Secretary, American Skiing Company and delivered to the Company's executive offices prior to September 1, 2002. The Nominating Committee held no meetings during Fiscal 2001.

         Information concerning the Audit Committee is set forth in the Audit Committee Report, above.

         During Fiscal 2001, all of the persons who were directors of the Company at the times of such meetings attended 75% or more of the meetings of the Board of Directors and of committees of the Board of Directors on which they served either in person or telephonically.

         The Company reimburses each member of the Board of Directors for expenses incurred in connection with attending Board and committee meetings. Directors who are not employees of the Company are paid $5,000 for attendance at each meeting of the Board, up to a maximum in any year of $20,000. No separate compensation is paid for attendance at committee meetings of the Board. The Company has also granted options to purchase 10,000 shares of Common Stock to non-employee directors upon their election and 5,000 shares upon each re-election to the Board of Directors, which are fully vested at the time of granting and have a term of 10 years with an exercise price not less than fair market value as of the date of the grant. The Board of Directors has not determined whether these benefits will be continued during the Company's current fiscal year. In addition, Directors Wachter and Hawkes each received a total of $150,000 during the Company's fiscal 2001 for serving as members of the special committee of the Board of Directors that was formed to evaluate and approve the proposed merger between the Company and MeriStar Hotels & Resorts, Inc.

                  CERTAIN RELATIONSHIPS AND OTHER TRANSACTIONS

Recapitalization.

On July 15, 2001, the Company entered into a securities purchase agreement with Oak Hill (the "Securities Purchase Agreement"). On August 31, 2001, the closing date under the Securities Purchase Agreement, the following transactions were consummated:

o The Company issued, and Oak Hill purchased, $12.5 million aggregate principal amount of 11.0325% convertible subordinated notes due in 2007 (the "Junior Subordinated Notes"), which are convertible into shares of series D participating preferred stock of the Company (the "Series D Preferred Stock"). The Junior Subordinated Notes bear interest at a rate of 11.3025%, which compounds annually and is due and payable at maturity of the Junior Subordinated Notes in July, 2007. The Junior Subordinated Notes were issued pursuant to an Indenture, dated as of August 31, 2001, entered into between the Company and Oak Hill Capital Partners, L.P., as trustee.

o Oak Hill funded $2.5 million of the $3.5 million of availability remaining under Tranche C of American Skiing Company Resort Properties Inc.'s ("Resort Properties") credit facility to facilitate amendments to such credit facility. This was the final advance under Tranche C, as the maximum availability under this facility has now been reduced from $13 million to $12 million.

o Oak Hill agreed to provide a guarantee for a $14 million equipment financing for the Heavenly gondola. The Company is currently negotiating the terms of this financing, which are expected to include a 5 to 7 year term and other market terms. The Company will use commercially reasonable efforts to negotiate a provision in the financing allowing for the release of the guarantee upon a material improvement in the Company's credit quality.

o Oak Hill purchased one million of the Company's shares of Common Stock for an aggregate purchase price of $1 million.

o Oak Hill agreed to cancel an agreement to provide warrants for 6 million shares of the Company's Common Stock or 15% of the common stock of Resort Properties.

         In consideration of Oak Hill's agreements and commitments in accordance with the terms set forth above, the following has occurred:

o Oak Hill, the owner of all outstanding Series B Preferred Stock, has agreed to refrain from exercising any rights and preferences of the Series B Preferred Stock its holds, with the exception of the right to elect up to six directors.

o The Company issued to Oak Hill two new series of Preferred Stock: (i) $40 million of Series C-1 Preferred Stock, and (ii) $139.5 million of Series C-2 Preferred Stock. The Series C-1 Preferred Stock and Series C-2 Preferred Stock carry preferred dividends of 12% and 15%, respectively. The initial face value of the Series C-1 Preferred Stock and Series C-2 Preferred Stock correspond to the accrued liquidation preference of the Series B Preferred Stock immediately before being stripped of its right to such accrued liquidation preference. At the Company's option, the Company can either pay the dividends in cash or accrue the dividends in additional shares. The Series C-1 Preferred Stock is convertible into common stock at a price of $1.25 per share, subject to adjustments. The Series C-2 Preferred Stock is not convertible. Both of Series C-1 Preferred Stock and Series C-2 Preferred Stock will mature in July 2007.

o At Oak Hill's option, and subject to the consent of the other lenders under the Resort Properties credit facility, Tranche C of the Resort Properties credit facility will be exchangeable in whole or in part into the Company's indebtedness when permitted under the existing debt agreements.

     Registration Rights Agreement.

     On August 31, 2001, the Company entered into a registration rights agreement with Oak Hill (the "Registration Rights Agreement"). Under the Registration Right Agreement, the Company agreed to grant Oak Hill the following registration rights with respect to the Junior Subordinated Notes, the Series D Preferred Stock issuable upon conversion of the Junior Subordinated Notes, the Series C-1 Preferred Stock, the Common Stock issuable upon conversion of the Series C-1 Preferred Stock, the Series C-2 Preferred Stock, the Common Stock and any other series or class of capital stock of the Company held from time to time by Oak Hill (collectively, the "Registrable Securities"):

o The holders of Registrable Securities are entitled to make six requests for registration of the Registrable Securities, so long as each such request is made by the holders of at least 10% of the class of Registrable Securities to be registered pursuant to the request, or a lesser percentage if the anticipated aggregate offering price would exceed $25,000,000;

o The holders of Registrable Securities are entitled to incidental registration rights;

o The holders of Registrable Securities may use up to four of their requests for registration to request that the Company file a shelf registration statement, which shall be filed within 30 days of the request and maintained effective until the earlier of the date on which all Registrable Securities covered by the shelf registration statement have been sold or the second anniversary of such effective date.

     If so requested by the holders of such rights, the Company must include securities covered by the registration rights previously granted to ING (U.S.) Capital Corporation and/ or Madeleine L.L.C. in any registration of the Registrable Securities pursuant to the Registration Rights Agreement.

     The Company may suspend the use of an effective registration statement in certain circumstances, for a period not to exceed 120 days every consecutive twelve-month period.


Stockholders Agreement.

     The Company, Oak Hill and Leslie B. Otten entered into a Stockholders' Agreement, dated as of August 6, 1999, amended on July 31, 2000 (as amended, the "Stockholders Agreement"), pursuant to which each of Leslie B. Otten and Oak Hill agreed to vote their capital stock of the Company so as to cause there to be:

o six directors of the Company nominated by Oak Hill, so long as Oak Hill owns 80% of the shares of Common Stock it owned as of July 30, 2000 on a fully diluted basis, such number of directors decreasing ratably with the percentage of Oak Hill's ownership of the Common Stock on a fully diluted basis compared to such ownership as of July 30, 2000; and

o two directors of the Company nominated by Leslie B. Otten, so long as Leslie B. Otten owns 15% of the shares of Common Stock outstanding on a fully diluted basis, and one director so nominated, so long as Leslie
         B. Otten owns at least 5% of the shares of Common Stock outstanding on a fully diluted basis.

     As of the date of this Proxy Statement, Oak Hill owns 80% of the shares of Common Stock it owned as of July 30, 2000, on a fully diluted basis, therefore, two of the four members of the Board of Directors to be elected by Leslie B. Otten, as sole owner of the Class A Common Stock pursuant to the terms of the Company's certificate of incorporation will be chosen by Oak Hill and elected by Leslie B. Otten.

     The Stockholders' Agreement provides that, so long as Oak Hill owns at least 20% of the outstanding shares of Common Stock on a fully diluted basis, the affirmative vote of at least one Oak Hill director is required prior to the approval of (i) the Company's annual budget, (ii) significant executive personnel decisions, (iii) material actions likely to have an impact of 5% or more on the Company's consolidated revenues or earnings, amendments to the Company's articles of incorporation or bylaws, (iv) any liquidation, reorganization or business combination of the Company, (v) the initiation of certain material litigation, and (vi) any material financing of the Company.

     Under the Stockholders' Agreement, Oak Hill and Leslie B. Otten have agreed not to dispose of their securities of the Company if, (i) as a result of such transfer, the transferee would own more than 10% of the outstanding shares of Common Stock of the Company (on a fully diluted basis), unless such transfer is approved by the Board of Directors (x) including a majority of the Common Directors, or (y) the public stockholders of the Company are given the opportunity to participate in such transfer on equivalent terms, (ii) the transferee is a competitor of the Company or any of its subsidiaries, unless such transfer is approved by the Board of Directors, or (iii) such transfer would materially disadvantage the business of the Company or any of its subsidiaries. The Stockholders' Agreement provides for additional customary transfer restrictions applicable to each of Leslie B. Otten and Oak Hill as well as standstill provisions applicable to Oak Hill.

     The Stockholders' Agreement provides that, upon the Company's issuance of shares of Common Stock or securities convertible into Common Stock, Leslie B. Otten and Oak Hill will have the right to purchase at the same price and on the same terms, the number of shares of Common Stock or securities convertible into Common Stock necessary for each of them to maintain individually the same level of beneficial ownership of Common Stock of the Company on a fully diluted basis as it owned immediately prior to the issuance. This anti-dilution provision is subject to customary exceptions.

         During Fiscal 2001 the Company reimbursed Oak Hill a total amount of $137,000 for their professional and other fees incurred in connection with the proposed merger between the Company and Meristar Hotels and Resorts, Inc.

         On March 28, 2001, Mr. Otten resigned as the Company's Chairman and Chief Executive Officer. Mr. Otten is still a major shareholder in the Company and is a member of the Company's Board of Directors. As part of his separation agreement, the Company will continue to pay Mr. Otten and his executive assistant their salary and medical benefits for two years. In addition, the Company has granted Mr. Otten the use of Company office space for up to two years and the Company also transferred ownership of one of its vehicles to Mr. Otten at no charge.

         Mr. Wachter is the founder and Chief Executive Officer of Main Street Advisors. Main Street Advisors, through Mr. Wachter, is currently acting as one of the Company's investment bankers in connection with the marketing of the

Steamboat ski resort for sale. Main Street Advisors is entitled to a percentage-based fee in the event of the sale of the Steamboat ski resort or any other significant asset of the Company, other than the Sugarbush resort and certain undeveloped real estate properties.


                                 PROPOSAL NO. 2
                  APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors, based on the recommendation of the Audit Committee, has voted to retain Arthur Andersen LLP to serve as the Company's independent public accountants for the fiscal year ending July 30, 2002. Arthur Andersen LLP expects to have a representative at the Meeting who will have the opportunity to make a statement and be available to answer appropriate questions.

It is understood that even if the appointment is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDED JULY 30, 2002.

                          FUTURE SHAREHOLDER PROPOSALS

         The Company anticipates that its proxy statement for the next annual meeting will be released to shareholders no later than November 30, 2002. In order for proposals by shareholders to be considered for inclusion in the Proxy and Proxy Statement relating to the 2002 annual meeting, such proposals must be received by the Secretary of the Company no later than July 29, 2002. Such proposals also will need to comply with Securities and Exchange Commission regulations regarding the inclusion of shareholder proposals in company sponsored proxy materials. Any proposal of shareholders to be considered for the next annual meeting, but not included in the Proxy and the Proxy Statement, must be submitted in writing by October 10, 2002. If received after such date, the proposal will be deemed to be received in an untimely fashion and proxies granted hereunder will be voted at the discretion of the persons designated in the proxy.


                                  OTHER MATTERS

         At the date of this Proxy Statement, the Board of Directors has no knowledge of any business other than that described herein which will be presented for consideration at the meeting. In the event any other business is presented at the meeting, the persons named in the enclosed proxy will vote such proxy thereon in accordance with their judgment in the best interests of the Company.

A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR FISCAL 2001 (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO), WHICH WAS FILED WITH THE SEC ON NOVEMBER 13, 2001, WILL BE PROVIDED WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROXY STATEMENT IS MAILED UPON THE WRITTEN REQUEST OF ANY SUCH PERSON TO FOSTER STEWART, SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, AMERICAN SKIING COMPANY, 2ND FLOOR, ONE MONUMENT WAY, PORTLAND, MAINE 04101.


                                      By Order of the Board of Directors

                                        /s/ Foster A. Stewart


                                      Foster A. Stewart
                                      Senior Vice President, General Counsel and
                                      Secretary
 November 26, 2001

                                      PROXY

                             AMERICAN SKIING COMPANY

       Proxy Solicited on Behalf of the Board of Directors of the Company for the Annual Meeting of Shareholders--January 2, 2002


The undersigned holder of COMMON STOCK hereby constitutes and appoints William
J. Fair and Foster A. Stewart, Jr., and each of them, the undersigned's true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of American Skiing Company, to be held at the the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York at 4:00 p.m., local time, on Wednesday, January 2, 2002, and at any adjournments thereof, on all matters coming before said meeting.

You are encouraged to specify your choices by marking in the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. Please complete, sign and return this proxy card promptly.


SEE REVERSE SIDE                                                SEE REVERSE SIDE

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

[x]      Please mark votes as in this example.

         This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s); If no direction is made, this proxy will be voted FOR all nominees named in Proposal 1 and FOR Proposals 2 and 3.


         1.       Election of Common Directors
                  Nominees:         David B. Hawkes, Paul Wachter

     FOR ALL NOMINEES  [   ]                    [   ] WITHHELD FROM ALL NOMINEES


     [    ]
           ----------------------------------------
           For all nominees except as noted above

         2. Ratification of the appointment of Arthur Andersen as the Company's independent public accountants.

                            FOR              AGAINST           ABSTAIN
                           [   ]              [   ]             [   ]

         3. In their discretion, upon other matters as they properly come before the meeting.

                           FOR              AGAINST           ABSTAIN
                          [   ]              [   ]             [   ]


         MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT        [   ]

         MARK HERE IF YOU PLAN TO ATTEND THE MEETING          [   ]

Please mark, sign and return promptly using the enclosed envelope. Executors, administrators, trustees, etc., should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.


Signature:                Date:          Signature:                 Date:
          ---------------      ---------            ---------------       ------